UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

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Concur Technologies, Inc.

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January 26, 2009

To Our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Concur Technologies, Inc., which will be held at the Harbor Club, 777 108th Avenue Northeast, Bellevue, Washington, at 11:00 a.m. local time on Wednesday, March 11, 2009.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

We encourage you to use this opportunity to take part in the affairs of Concur by voting on the business to come before the meeting. Whether or not you plan to attend, please complete, sign and date, and promptly return the enclosed proxy card in the accompanying reply envelope so that your shares will be represented at the meeting. You may also submit your proxy via the Internet or telephone as specified in the accompanying Internet and telephone voting instructions. If you decide to attend the meeting and wish to change your proxy vote, you may do so by voting in person at the meeting.

We look forward to seeing you at the meeting.

Sincerely,

S. Steven Singh
Chief Executive Officer and Chairman of the Board

CONCUR TECHNOLOGIES, INC.

18400 N.E. Union Hill Road

Redmond, WA 98052

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 11, 2009

The 2009 Annual Meeting of Stockholders of Concur Technologies, Inc. will be held at the Harbor Club, 777 108th Avenue Northeast, Bellevue, Washington at 11:00 a.m. local time on Wednesday, March 11, 2009, for the following purposes:

1.	To elect three Class I members of the Board of Directors.

2.	To amend the certificate of incorporation of Concur Technologies, Inc. to increase the authorized shares of common stock from 60,000,000 to 195,000,000 shares.

3.	To approve the adoption of the 2008 Employee Stock Purchase Plan.

4.	To ratify the selection of Grant Thornton LLP as Concur’s independent registered public accounting firm for the fiscal year ending September 30, 2009.

5.	To transact such other business as may properly come before the meeting.

These items of business are more fully described in the accompanying proxy statement. Only stockholders of record at the close of business on January 21, 2009 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. A complete list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose relevant to the meeting, at Concur’s offices at 18400 N.E. Union Hill Road, Redmond, Washington 98052, during Concur’s ordinary business hours for ten days before the meeting.

By Order of the Board of Directors

S. Steven Singh
Chief Executive Officer and Chairman of the Board

Redmond, Washington

January 26, 2009

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete, sign and date, and promptly return the accompanying proxy card in the enclosed postage-paid return envelope so that your shares will be represented at the meeting. You may also submit your proxy via the Internet or telephone as specified in the accompanying Internet and telephone voting instructions. Your participation will help to ensure the presence of a quorum at the meeting and save Concur the extra expense associated with additional solicitation. Sending your proxy card will not prevent you from attending the meeting, revoking your proxy, and voting your stock in person.

CONCUR TECHNOLOGIES, INC.

18400 N.E. Union Hill Road

Redmond, WA 98052

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of Concur Technologies, Inc., a Delaware corporation, for use at Concur’s 2009 Annual Meeting of Stockholders, to be held at the Harbor Club, 777 108th Avenue Northeast, Bellevue, Washington, at 11:00 a.m. local time on Wednesday, March 11, 2009, and at any adjournments or postponements of the meeting. Concur’s mailing address is 18400 N.E. Union Hill Road, Redmond, Washington 98052.

This proxy statement, the accompanying notice of annual meeting, proxy card, and our 2008 Annual Report on Form 10-K are first being sent to stockholders on or about January 30, 2009. Stockholders are encouraged to review this information, which is also posted on the investor relations page of our website at www.concur.com.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Voting

Shares of Concur’s common stock are the only shares entitled to vote at the meeting. On January 21, 2009, the record date for determining stockholders entitled to vote at the meeting, there were 48,455,700 shares of Concur common stock outstanding. Each stockholder of record on the record date is entitled to one vote for each share of common stock held by such stockholder on that date. A majority of the outstanding shares of common stock must be present or represented at the meeting in order to have a quorum for the conduct of business. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting.

With respect to Proposal 1, nominees for election to the Board of Directors who receive the highest number of affirmative votes at the meeting will be elected to fill the three open seats. The affirmative vote of the holders of a majority of the shares of Concur common stock outstanding as of the record date is necessary for approval of Proposal 2 (amendment to certificate of incorporation). The affirmative vote of the holders of a majority of the shares present at the meeting and voted for or against the proposal is necessary for approval of Proposal 3 (approval of Concur’s 2008 Employee Stock Purchase Plan) and Proposal 4 (ratification of auditor).

If shares are present at the meeting in person or by proxy, but are not voted, those shares will count toward determining whether or not a quorum is present for the conduct of business at the meeting, as will all shares voted “for”, “against”, or “abstain” on a proposal. Shares that are voted “abstain” will count as votes against Proposal 2, and have no effect on the outcome of Proposals 1, 3 or 4.

If the beneficial owner of shares that are held of record by a broker does not instruct the broker how to vote the shares, the broker has authority under applicable stock market rules to vote those shares for or against “routine” matters, such as the proposals regarding election of directors (Proposal 1) and ratification of auditors (Proposal 4). Where a matter is not considered routine, such as the proposals regarding the amendment of Concur’s certificate of incorporation (Proposal 2) and approval of Concur’s 2008 Employee Stock Purchase Plan (Proposal 3), the shares held by the broker will not be voted absent specific instruction from the beneficial holder, and will not affect the outcome of the proposal.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on March 11, 2009.

The proxy statement and annual report to security holders are available at www.proxyvote.com.

Stockholders may access the proxy statement, the accompanying notice of annual meeting, proxy card, and our 2008 Annual Report on Form 10-K on the above website.

Voting in Person

Stockholders may vote in person at the 2009 Annual Meeting of Stockholders, to be held at the Harbor Club, 777 108th Avenue Northeast, Bellevue, Washington, at 11:00 a.m. local time on Wednesday, March 11, 2009. Directions may be obtained by contacting Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052 or at (425) 702-8808.

Voting Electronically via the Internet or Telephone

In addition to voting in person or by returning the enclosed proxy card, stockholders whose shares are registered directly with Wells Fargo Shareowner Services may vote their shares either via the Internet or by calling Wells Fargo Shareowner Services. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the accompanying proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage, you may also be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the proxy statement and related proxy materials the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm participates in Broadridge’s program, your voting form from the bank or brokerage firm will provide you with specific instructions for voting your shares. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

Proxies

Whether or not you are able to attend the meeting, we urge you to complete, sign and date, and promptly return the accompanying proxy card so that your shares will be represented at the meeting. If you do not specify otherwise on your signed proxy card, your shares will be voted FOR the director nominees identified in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, and, in the discretion of the proxy holders, for or against other matters that may properly come before the meeting (including any adjournment to the meeting to another place and time). You may revoke or change your proxy at any time before the meeting. To do this, send a written notice of revocation, or another signed proxy card with a later date to Concur, to the attention of Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052. To be effective, your written notice of revocation or newly signed proxy card must be received by Concur prior to the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person.

Please note, however, that if your shares are held of record by a broker, bank, or other nominee, and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares and that such broker, bank, or other nominee is not voting your shares.

Solicitation of Proxies

Concur will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others, so that they may forward those solicitation materials to the beneficial owners. Officers and employees of Concur may, without being additionally compensated, solicit proxies by mail, telephone, facsimile, or personal contact. Concur will pay all proxy-soliciting expenses in connection with the solicitation of votes for the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Concur’s Board of Directors consists of eight members, three of whom are to be elected at the 2009 annual meeting. Members of the Board of Directors are divided into Class I, Class II, and Class III directors, with staggered three-year terms. Each director serves for a term ending at the third annual meeting of stockholders following the annual meeting at which he was elected, except that any director appointed by the Board serves for a term ending at the annual meeting of stockholders for the class to which the director was appointed. Each director serves until his successor is elected and qualified or until his earlier death, resignation, or removal. All Concur directors are invited to attend the meeting in person. Six members of the Board attended our 2008 Annual Meeting of Stockholders.

Information is provided below with respect to the nominees for director and continuing members of the Board of Directors. The proxy holders intend to vote all proxies they receive in the accompanying form for the nominees listed below unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. The Board of Directors approved the nomination of the nominees reflected in this Proposal 1. Each nominee for director has consented to serve as such if elected by the stockholders. The nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting will be elected as Class I members of the Board of Directors, to serve for the terms to which they were elected and until their successors have been elected and qualified. Stockholders may not cumulate votes in the election of directors.

Nominees for Election—Class I Directors (Term to expire in 2009)

S. Steven Singh, age 47, has served as Concur’s Chief Executive Officer since 1996 and as a director since 1993, including service as Chairman of the Board of Directors since September 1999. From 1993 to 1996, Mr. Singh was General Manager of the Contact Management Division at Symantec Corporation, an international technology firm focused on protecting information and computer systems. S. Steven Singh and Rajeev Singh are brothers.

Jeffrey T. Seely, age 54, has been a director of Concur since October 2005. Since January 2008, he has served as director and Chief Executive Officer of Jobster, Inc., a provider of on-line career networking services. From 1998 to November 2007, he served as the President and Chief Executive Officer of ShareBuilder Corporation, an on-line brokerage company and, from 2002 to November 2007, he served as the Chairman of the Board of Directors of that company. Mr. Seely holds a B.A. degree in Economics from St. Lawrence University and an M.B.A. degree from Columbia University.

Randall H. Talbot, age 55, has been a director of Concur since March 2008. Mr. Talbot has served as director, Chief Executive Officer and President of Symetra Financial Corporation since 2004. Mr. Talbot joined the former parent of Symetra Financial Corporation, Symetra Life Insurance Company, in 1998, and from 1998 to 2004 he served as its President. He is also director, Chief Executive Officer and President of various subsidiaries of Symetra Financial Corporation. From 1988 to 1998, he was Chief Executive Officer and President of Talbot Financial Corporation. Mr. Talbot is a member of the Board of Directors of the American Council of Life Insurers. Mr. Talbot received his B.A. degree from Arizona State University.

Continuing Class II Directors (Term to expire in 2010)

William W. Canfield, age 70, has been a director of Concur since 2003. Since 1987, he has served as the President and Chief Executive Officer of TALX Corporation, a business process outsourcer of payroll data-centric services. In May 2007, TALX Corporation was acquired by Equifax, Inc. Since May 2007, Mr. Canfield has served as a director of that company. Mr. Canfield holds a B.S. degree in Electrical Engineering from Purdue University and an M.B.A. degree from Washington University. In 2005, Mr. Canfield was found by the SEC to have committed violations of rules under the U.S. securities laws governing the books and records of TALX Corporation, as a result of which he was found to be a cause of certain securities law violations by TALX Corporation. Without admitting or denying any wrongdoing, Mr. Canfield entered into a settlement with the SEC, the terms of which included payment of $859,999 in disgorgement and $100,000 in civil penalties, and consented not to violate specified provisions of U.S. securities laws in the future.

Gordon Eubanks, age 62, has been a director of Concur since June 2005. From October 2006 to November 2006, Mr. Eubanks served as acting Chief Executive Officer, and, since October 2006, has served as a director, of Asempra Technologies, a private software company. From 2005 to 2006, Mr. Eubanks served as Chairman of the Board of Preventsys, an enterprise security software company, which was sold in June 2006. Since June 2006, Mr. Eubanks has been managing personal investments and working as an advisor to a number of venture capital firms. From 1999 to March 2005, Mr. Eubanks served as President and Chief Executive Officer of Oblix, Inc., a provider of enterprise identity management solutions that was acquired by Oracle in 2005. From 1984 to 1999, Mr. Eubanks served as President and Chief Executive Officer of Symantec Corporation, an international technology firm focused on protecting information and computer systems. Mr. Eubanks holds a B.S. degree in Electrical Engineering from Oklahoma State University and an M.S. degree in Computer Science from the Naval Postgraduate School.

Continuing Class III Directors (Term to expire in 2011)

Jeffrey T. McCabe, age 52, has been a director of Concur since January 2005. Since May 2007, and from March 2004 to July 2005, Mr. McCabe engaged in a wide range of entrepreneurial activities, including strategic consulting for businesses developing new products and services. From August 2005 to May 2007, he served as Chief Executive Officer and member of Tri-Pen TravelMaster Technologies, LLC, a provider of technology solutions for the travel industry. From January 1994 to March 2004, he served in various executive positions at American Express, including Senior Vice President and General Manager for the United States and Canadian large-market commercial card business of American Express Corporate Services, a global provider of business travel, corporate card, and purchasing card programs for businesses. Prior to that, Mr. McCabe held executive positions at Labinal S.A. and General Motors, where he worked in Europe and Asia with a focus on developing new business relationships. Mr. McCabe holds a B.S. degree in English and General Engineering from the United States Naval Academy.

Edward P. Gilligan, age 49, has been a director of Concur since July 2008. Mr. Gilligan has been Vice Chairman of American Express Company and head of its Global Business-to-Business Group since July 2007. From July 2005 to July 2007, he was Group President, American Express International & Global Corporate Services. Prior to that, he had been Group President, Global Corporate Services since June 2000 and Group President, Global Corporate Services & International Payments, since July 2003. Mr. Gilligan serves on the Concur Board of Directors pursuant to the terms of a Securities Purchase Agreement between Concur and American Express Travel Related Services Company, Inc., a wholly owned subsidiary of American Express

Company. Under this agreement, American Express may nominate one person, initially Edward P. Gilligan, to serve on the Concur Board of Directors so long as American Express owns at least 10% of Concur’s outstanding shares of common stock and satisfies other conditions. Pursuant to American Express Company internal policy, Mr. Gilligan has waived any compensation he is entitled to receive from Concur for his service as a member of our Board of Directors. Mr. Gilligan holds a B.S. degree in Economics and Management from New York University.

Rajeev Singh, age 40, has been a director of Concur since April 2008. Mr. Singh co-founded Concur in 1993, became Chief Operating Officer in September 2002, and became President in September 2005. Prior to that, he served in various roles at Concur, including the Executive Vice President of Sales, Marketing & Services. Prior to joining Concur, Mr. Singh served roles in engineering project management at Ford Motor Company and General Motors Corporation. Rajeev Singh and S. Steven Singh are brothers.

Board of Directors Meetings and Committees

The Board of Directors held seven meetings during fiscal year 2008. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors (held during the time period for which each such director served on the Board of Directors) and meetings of committees on which each such director served. The Board of Directors determined that each of Messrs. Canfield, Eubanks, McCabe, Seely and Talbot, as well as former director Robert Abele, is an independent director as defined in rules of The NASDAQ Stock Market. In making this independence determination with respect to Mr. Talbot, the Board of Directors considered the fact that Concur purchases financial services solutions from Symetra Financial Corporation and Concur sells travel expense management solutions to Symetra in the ordinary course of business. In making the independence determination with respect to our former director Mr. Abele, the Board of Directors considered Concur’s sales referral relationship with U.S. Bank National Association N.D., a subsidiary of U.S. Bancorp, where Mr. Abele served as President of Corporate Payment Services.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Audit Committee

The Board of Directors has adopted a charter governing the duties and responsibilities of the Audit Committee, which is posted on our Internet website at www.concur.com. The principal functions of the Audit Committee include:

•	overseeing the integrity of Concur’s financial statements and its compliance with related legal and regulatory requirements;

•	monitoring the adequacy of Concur’s accounting and financial reporting, and its internal controls and processes for financial reporting;

•	overseeing Concur’s relationship with its independent auditors, including appointing, evaluating, and setting the compensation of the independent auditors; and

•	facilitating communication among the independent auditors, Concur’s management, and the Board of Directors.

Directors Seely, McCabe, and Eubanks are the members of the Audit Committee. Each member of the committee meets the independence and other requirements to serve on our Audit Committee under applicable securities laws and the rules of the SEC and listing standards of The NASDAQ Stock Market. The Board of Directors has determined that Mr. Seely is an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee met ten times during fiscal year 2008. The report of the Audit Committee is provided below.

Compensation Committee

The Board of Directors has adopted a charter governing the duties and responsibilities of the Compensation Committee, which is posted on our Internet website at www.concur.com. The principal functions of the Compensation Committee include:

•

reviewing and making recommendations to the Board of Directors regarding all forms of salary, bonus, and stock compensation provided to executive officers of Concur, the long-term strategy for employee compensation, the types of stock and other compensation plans to be used by Concur and the shares and amounts reserved thereunder;

•	overseeing the overall administration of Concur’s equity-based compensation and stock option plans; and

•	addressing such other compensation matters as may from time to time be directed by the Board of Directors.

Directors Canfield, Eubanks, and Talbot are the members of the Compensation Committee. Each member of the committee meets the independence and other requirements to serve on our Compensation Committee under applicable securities laws and the rules of the SEC and the listing standards of The NASDAQ Stock Market. Each member of this committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee may delegate to one or more subcommittees, or our Chief Executive Officer, the authority to determine compensation to be paid to persons who are not executive officers. The Compensation Committee may delegate to the Chief Executive Officer the authority to grant restricted stock units and stock options to our employees who are not members of the Board of Directors or executive officers, provided that no such restricted stock units or stock options exceed any limit established by the Board or the Compensation Committee. The Compensation Committee met one time during fiscal year 2008. The report of the Compensation Committee appears below. For a description of the Compensation Committee’s processes and procedure for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Nominating and Corporate Governance Committee

The Board of Directors has adopted a charter governing the duties and responsibilities of the Nominating and Corporate Governance Committee, which is posted on our Internet website at www.concur.com. The principal functions of the Nominating and Corporate Governance Committee are:

•	assisting the Board of Directors in identifying, evaluating, and nominating candidates to serve as members of the Board of Directors;

•	recommending to the Board of Directors the director nominees for the next annual meeting of stockholders;

•	reviewing and making recommendations to the Board of Directors regarding the composition and operations of the Board; and

•	reviewing and making recommendations to the Board of Directors regarding corporate governance policies and ethical conduct.

Directors McCabe, Canfield, and Eubanks are the members of the Nominating and Corporate Governance Committee. Each member of the committee meets the independence and other requirements to serve on our Nominating and Corporate Governance Committee under applicable securities laws and the rules of the SEC and the listing standards of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee met one time during fiscal year 2008.

The Nominating and Corporate Governance Committee generally identifies potential nominees based upon suggestions by our outside directors, members of management, or stockholders, and then evaluates the candidates based upon various factors, including:

•	integrity;

•	high level of education and/or business experience;

•	broad-based business acumen;

•	understanding of our business and industry;

•	strategic thinking and willingness to share ideas, network of contacts, and diversity of experience;

•	expertise; and

•	background.

The committee uses these and other criteria to evaluate potential nominees. The committee does not evaluate proposed nominees differently depending upon who has made the proposal. To date, we have not paid any third-party fees to assist in this process.

The Nominating and Corporate Governance Committee will consider, and make recommendations to the Board of Directors regarding, any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of those proposals. The committee will review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a candidate for committee consideration, the stockholder should send the name of the recommended candidate for director, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of Concur stock, to the attention of Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052 at least six months prior to the 2010 Annual Meeting of Stockholders to ensure time for meaningful consideration by the committee. For additional nominating requirements, please see “Stockholder Proposals for 2010 Annual Meeting” below. To date, we have not had any candidates submitted by any stockholders for the upcoming annual meeting.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or was at any time, an officer or employee of Concur or any of its subsidiaries. None of Concur’s executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving on Concur’s Board of Directors or Compensation Committee during the most recently completed fiscal year.

Director Compensation

Concur employees who are members of our Board of Directors are not separately compensated for serving as members of the Board. Currently, annual director compensation for non-employee Board members consists of $90,000 cash and an award of 3,250 restricted stock units. Effective March 16, 2009, annual director compensation will consist of $100,000 cash and an award of 4,500 restricted stock units. In each case, the cash and restricted stock units are to be awarded on March 15 of each year for service during the preceding 12 months, and all restricted stock unit awards are made under our 2007 Equity Incentive Plan. Formerly, non-employee Board members selected between two available annual compensation arrangements: either 6,500 restricted stock units, or $35,000 cash and 3,250 restricted stock units.

All directors are reimbursed for their reasonable travel expenses in attending Board and committee meetings. Restricted stock units issued to outside directors under the 2007 Equity Incentive Plan vest in four equal installments at the end of the first four anniversaries of the grant date. These restricted stock units cease to vest if the outside director ceases to provide services to Concur as a director or consultant.

The following table shows the compensation earned in fiscal 2008 by members of our Board of Directors other than Mr. Steven Singh and Mr. Rajeev Singh, who are executive officers and are not separately compensated for service on the Board of Directors. Mr. Steven Singh’s compensation is detailed under the “Executive Compensation” section of this proxy statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	Option Awards (1)(3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
William W. Canfield	35,000	44,290	27,363	0	0	106,653
Gordon Eubanks	0	62,061	82,653	0	0	144,714
Jeffrey T. McCabe	0	62,061	60,700	0	0	122,761
Jeffrey T. Seely	35,000	70,795	73,602	0	0	179,397
Randall H. Talbot	0	26,519	0	0	0	26,519
Edward P. Gilligan (4)	0	0	0	0	0	0

(1)	The amounts shown in this column represent compensation expense recognized for financial reporting purposes during fiscal 2008 in accordance with SFAS 123R, with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

(2)	The following directors received the following awards of restricted stock units in fiscal 2008, as set forth following their respective names: Mr. Canfield, 3,250 shares; Mr. Eubanks, 3,250 shares; Mr. McCabe, 3,250 shares; Mr. Seely, 6,500 shares; and Mr. Talbot, 3,250 shares. These awards settle in accordance with a four-year vesting schedule under which 25% of the award will vest on March 15, 2009 and 25% of the award will vest on March 15 in each of the next three successive years.

(3)	Prior to March 2007, each non-employee director received an automatic grant of either: (a) an option to purchase 60,000 shares of our common stock upon first joining the Board of Directors and an automatic grant of an option to purchase 20,000 shares of our common stock on each anniversary of the date of grant of the initial option, each at an exercise price per share equal to the fair market value of our common stock on the date of grant; or (b) an option to purchase 40,000 shares of our common stock upon first joining the Board of Directors and an automatic grant of an option to purchase 10,000 shares of our common stock on each anniversary of the date of grant of the initial option, each at an exercise price per share equal to the fair market value of our common stock on the date of grant, plus an annual cash payment equal to $35,000. As of September 30, 2008, the following directors held options to purchase shares of our common stock as set forth following their respective names: Mr. Canfield, 70,000 shares at prices ranging from $8.69 to $16.00 per share; Mr. Eubanks, 80,000 shares at prices ranging from $10.53 to $16.00 per share; Mr. McCabe, 80,000 shares at prices ranging from $7.86 to $16.00 per share; Mr. Seely, 50,000 shares at prices ranging from $12.46 to $16.00 per share.

(4)	Pursuant to American Express Company internal policy, Mr. Gilligan has waived any compensation he is entitled to receive from Concur for his service as a member of our Board of Directors.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of each nominated director.

PROPOSAL 2

AMENDMENT TO CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

General

Concur’s certificate of incorporation currently authorizes the issuance of 60,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. On January 5, 2009, Concur’s Board of Directors approved an amendment to Article IV, Clause A of the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 60,000,000 to 195,000,000 shares and correspondingly to increase the total number of shares of all classes of stock which Concur has authority to issue from 65,000,000 to 200,000,000 shares.

The text of the proposed amended Article IV, Clause A is as follows:

“A. Authorization of Shares

The total number of shares of all classes of stock which the corporation has authority to issue is two hundred million (200,000,000) shares, consisting of two classes: one hundred ninety-five million (195,000,000) shares of Common Stock, $0.001 par value per share, and five million (5,000,000) shares of Preferred Stock, $0.001 par value per share.”

As of January 12, 2009, there were:

•	48,324,101 shares of our common stock (and no shares of our preferred stock) outstanding;

•	4,024,586 shares our common stock subject to outstanding options or restricted stock unit awards under our equity incentive and stock purchase plans;

•	1,280,000 shares of our common stock subject to an outstanding warrant; and

•	2,867,298 shares reserved for future issuance under our equity incentive and stock purchase plans.

As a result, of the 60,000,000 shares of common stock that we are currently authorized to issue, only approximately 3,504,015 shares remain available.

Reasons, Purpose and Effect of the Proposed Amendment

The proposed amendment to our certificate of incorporation would increase the authorized number shares of Concur common stock from 60,000,000 to 195,000,000. The additional 135,000,000 shares would be a part of the only existing class of Concur common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding. On January 12, 2009, there were 48,324,101 shares of common stock issued and outstanding and a total of 8,171,884 shares of common stock reserved for issuance.

We are seeking to increase the authorized number of shares of common stock to ensure that Concur has sufficient authorized shares to meet its future needs to issue shares of common stock. The Board believes that the number of shares currently authorized to be issued is not adequate for Concur’s purposes, and that increasing the number of authorized shares of common stock will provide Concur with adequate flexibility to issue shares for a variety of corporate purposes to increase stockholder value in the future. If the proposal is approved, we may use the additional shares of common stock for, among other things:

•	Raising capital through sales of equity securities (issuances of shares of common stock or debt or equity securities that are convertible into common stock);

•	Acquiring other businesses or assets;

•	Establishing strategic relationships with other companies;

•	Providing equity incentives to employees, officers or directors;

•	Declaring stock dividends or effecting stock splits; and

•	Achieving other corporate purposes.

The availability of additional shares of common stock will enable the Board to undertake actions of this nature on an expedited basis without the delay and expense of seeking stockholder approval of a specific issuance of common stock. No additional action or authorization by stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange on which our common stock is then listed or quoted. Under some circumstances, the additional shares of common stock could have an anti-takeover effect. For example, in the event of a hostile takeover attempt, it may be possible for us to issue additional shares of common stock, diluting the voting power of the outstanding shares of common stock and increasing the potential cost to acquire control of us. The amendment therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for our stockholders to dispose of their shares at the higher prices often associated with such attempts. It may also have the effect of perpetuating our current management, including the current Board, and placing it in a better position to resist changes that our stockholders may wish to make if they are dissatisfied with the conduct of our business.

Concur has no present commitment, agreement, or intention to issue additional shares of common stock, other than with respect to currently reserved shares in connection with transactions in the ordinary course of business or shares that may be issued under our equity incentive plans, and stock purchase plans and outstanding warrants.

Concur stockholders do not have preemptive rights with respect to Concur common stock issuances. Should the Board of Directors elect to issue additional shares of common stock, existing Concur stockholders would not have any preferential rights to purchase such shares. Therefore, additional issuances of common stock could have a dilutive effect on the earnings per share, voting power and share holdings of current Concur stockholders.

If the proposed amendment is approved by the stockholders at the annual meeting, Concur will cause a certificate of amendment of our certificate of incorporation to be filed with the office of the Delaware Secretary of State. It is anticipated that such filing would be made promptly following the annual meeting.

The information required pursuant to Item 13 of Schedule 14A is incorporated by reference to Part II, Items 7, 7A, 8 and 9 of Concur’s 2008 Annual Report on Form 10-K that is distributed with this proxy statement. Other information required under such Item 13 is included in this proxy statement.

Recommendation of the Board

The Board of Directors recommends a vote FOR the approval of the amendment to Concur’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 60,000,000 shares to 195,000,000 shares.

PROPOSAL 3

APPROVAL OF THE ADOPTION OF THE

2008 EMPLOYEE STOCK PURCHASE PLAN

We are asking stockholders to approve the adoption of the Concur Technologies, Inc. 2008 Employee Stock Purchase Plan (“2008 ESPP”). The plan was approved by the Board of Directors on November 21, 2008. It replaces the Concur Technologies, Inc. 1998 Employee Stock Purchase Plan, which expired pursuant to its terms. The Board of Directors and management believe that the adoption of the 2008 ESPP is necessary to provide eligible Concur employees with a convenient means to acquire an equity interest in Concur, enhance their sense of participation in the business of Concur and provide an incentive for continued employment.

In the following paragraphs we summarize the principal features of the 2008 ESPP, as it is proposed to be adopted. This summary is qualified in its entirety by references to the full text of the 2008 ESPP, which is set forth as an appendix to this proxy statement. A copy of the 2008 ESPP has been filed with the Securities and Exchange Commission in connection with this proxy statement. Stockholders who wish to obtain a copy of the 2008 ESPP may do so by written request to the Corporate Secretary at Concur’s headquarters at 18400 N.E. Union Hill Road, Redmond, Washington 98052.

General

On November 21, 2008, Concur’s Board of Directors adopted the 2008 ESPP and reserved 500,000 shares of common stock for issuance under it. Under the terms of the 2008 ESPP, on October 1 of each year from 2009 through in 2017, the number of shares reserved for issuance under the 2008 ESPP will be increased automatically by a number of shares equal to one percent of the total outstanding shares of Concur common stock as of the immediately preceding September 30 (but in no event more than 500,000 shares per year).

No shares have been issued under the 2008 ESPP, and 500,000 shares are available for future issuances under the 2008 ESPP.

Key Terms of the 2008 ESPP

The 2008 ESPP, including the right of participants to make purchases under the 2008 ESPP, is intended to qualify as an “Employee Stock Purchase Plan” under the provisions of Section 423 of the Internal Revenue Code, or the “Code”. The provisions of the 2008 ESPP shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. The 2008 ESPP is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of ERISA.

Purpose

The purpose of the 2008 ESPP is to provide Concur employees, including the employees of any Concur subsidiaries or parent entities designated by the Board of Directors, with a convenient means to acquire an equity interest in Concur through payroll deductions, to enhance those employees’ sense of participation in our business, and to provide an incentive for continued employment.

Administration

The 2008 ESPP is administered by the Compensation Committee of the Board of Directors. All questions of interpretation or application of the 2008 ESPP are determined by the Compensation Committee and its decisions are binding upon all participants in the 2008 ESPP.

Eligibility

Generally, any employee, including an executive officer, who is employed by Concur or any designated subsidiary, ten days before the beginning of an offering period for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the 2008 ESPP. The following employees are not eligible to participate in the 2008 ESPP:

•

individuals who provide services to Concur or designated subsidiaries as independent contractors and who have been reclassified as a common law employees for any reason other than for federal income and employment tax purposes;

•

employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of Concur stock or the stock of any designated Concur subsidiary; and

•

employees who, as a result of being granted an option under the 2008 ESPP with respect to an offering period, would own stock or hold options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of Concur stock or the stock of any designated Concur subsidiary.

For purposes of the 2008 ESPP, employment relationships are deemed to be ongoing while a participant is on sick leave, military leave or other leave of absence approved by the Board of Directors. However, if the period of leave exceeds 90 days and the participant’s right to re-employment is not guaranteed either by statute or by contract, the participant will be deemed to have withdrawn from the 2008 ESPP on the 91st day of such leave.

As of the record date, approximately 900 employees were eligible to participate in the 2008 ESPP.

Limitations on Shares to Be Purchased

The 2008 ESPP imposes certain limitations upon a participant’s rights to acquire shares under the 2008 ESPP, including the following:

•	purchase rights granted to a participant may not permit the individual to accrue the right to purchase Concur common stock at an annual rate of more than $25,000;

•

on any single purchase date, a participant may not purchase more than 200% of the number of shares such participant could have purchased if the purchase price were 95% of the fair market value of a share of Concur’s common stock on the offering date; and

•	in its discretion, the Compensation Committee may impose limits on the amount of shares participants may purchase on any single purchase date.

Furthermore, if, on a purchase date, the contributions for purchase on such date exceed the value of the number of shares then available for sale on such date (determined using the price at which such shares are to be purchased), then a proportionate allocation of the available shares shall be made in as uniform and as equitable a manner as is practicable.

Enrollment in the 2008 ESPP

Eligible employees may become participants in the 2008 ESPP by completing a subscription agreement authorizing payroll deductions at least five days prior to the applicable offering date. Once an employee becomes a participant in an offering period, the employee will automatically participate in the immediately succeeding offering period unless the employee withdraws or is deemed to withdraw from the 2008 ESPP, or terminates further participation in the offering period by delivering a written notice at least 15 days prior to the end of an offering period.

With respect to the initial offering period, all eligible employees shall automatically be enrolled in the 2008 ESPP with the opportunity to elect contribution percentages and to withdraw as provided in the ESPP.

Offering Periods

The 2008 ESPP is primarily implemented through consecutive three-month offering periods, with a new offering period commencing on February 1 (excluding February 1, 2009), May 1, August 1, and November 1 of each year and ending on the business day immediately preceding the start of the next offering period. The first such offering period will commence on May 1, 2009. The initial offering period commenced on November 26, 2008 and will end on April 30, 2009.

The Compensation Committee has the power to change the duration of subsequent offering periods in its sole discretion, but no offering period may be longer than 27 months unless permitted under Section 423 of the Code.

Purchase Price

The purchase price at which shares are sold under the 2008 ESPP is 95% of the fair market value of a share of Concur common stock on the purchase date (but in no event less than the par value of a share of Concur common stock). The 2008 ESPP provides that, because Concur’s common stock is currently traded on The NASDAQ Global Select Market, its fair market value on a purchase date shall be the closing price on The NASDAQ Global Select Market on such date, as reported in The Wall Street Journal.

Payment of the Purchase Price; Payroll Deductions

The payroll deductions accumulated during the offering period are applied to the purchase of the shares on the purchase date. The deductions may not be less than 2% or greater than 15% of a participant’s eligible compensation. Deductions are made in one percent increments. Eligible compensation means all W-2 cash compensation, including, but not limited to, base salary, wages, commissions, overtime, shift premiums and bonuses, plus draws against commissions, provided, however, that any election by a participant to reduce regular cash compensation under Sections 125 or 401(k) of the Code shall be treated as if the participant had not made such election.

Payroll deductions commence on the first payday following the first day of the offering period and continue at the same percentage rate until the end of the offering period unless sooner altered or terminated. No interest accrues on the payroll deductions of a participant in the 2008 ESPP. At any time during the offering period, a participant may discontinue or decrease his or her payroll deductions without withdrawing amounts previously contributed; however, the change becomes effective for the next payroll period commencing more than 15 days after receipt of the authorization and will continue for the remainder of the offering period unless changed. A participant may change his or her payroll deductions only once during a purchase period. A participant may increase or decrease the rate of payroll deductions for any subsequent offering period by filing a new authorization for payroll deductions not later than 15 days before the beginning of such offering period.

All payroll deductions received or held by Concur under the 2008 ESPP may be used by Concur for any corporate purpose, and Concur is not obligated to segregate such payroll deductions. Until the shares are issued, participants only have the rights of an unsecured creditor.

Grant of Options; Purchase of Stock

As of the first day of each offering period, each participant is granted an option to purchase shares of Concur common stock, exercisable at the conclusion of the purchase period. The exact number of shares is determined by dividing such participant’s accumulated payroll deductions during the offering period by the option purchase price determined as described above, subject to the limitations set forth in the 2008 ESPP (and described above).

Withdrawal

A participant may withdraw all, but not less than all, the payroll deductions credited to his or her account under the 2008 ESPP at least 15 days prior to the end of the offering period by giving written notice to Concur. After receipt of a notice of withdrawal, (1) all of the participant’s payroll deductions credited to his or her account will be promptly paid without interest, (2) the participant’s option for the current period will automatically terminate, and (3) no further payroll deductions for the purchase of shares will be made during the offering period. A participant’s withdrawal from an offering does not have any effect upon such participant’s eligibility to participate in subsequent offerings under the 2008 ESPP.

Termination or Interruption of Employment

Upon termination of a participant’s employment for any reason prior to the last day of the offering period, the payroll deductions credited to the participant’s account will be returned to such participant, or, in the case of the participant’s death, to his or her legal representative. A participant is not deemed to have terminated his or her employment in the case of sick leave, military leave or any other leave of absence approved by the Board of Directors; provided, that such leave is for a period of not more than 90 days or re-employment upon the expiration of such leave is guaranteed by contract or statute.

Adjustments upon Changes in Capitalization; Liquidation or Dissolution; Merger

In the event of a change in Concur’s common stock, such as a stock split or payment of a stock dividend, that results in an increase or decrease in the number of outstanding shares of common stock without receipt of additional consideration by Concur, an appropriate adjustment will be made in the shares subject to purchase and in the purchase price per share, subject to any required action by the stockholders.

In the event of Concur’s proposed dissolution or liquidation, the offering period then in progress will be shortened and the new exercise date will be the date immediately prior to the proposed dissolution or liquidation, unless otherwise determined by the Compensation Committee.

In the event of Concur’s merger with or into another corporation or the sale of substantially all of Concur’s assets, the 2008 ESPP will continue with regard to any offering period that commenced prior to the closing of the proposed transaction and shares will be purchased based on the fair market value of the surviving corporation’s stock on each purchase date, unless the Compensation Committee determines the final purchase date under all then-ongoing offering periods shall be accelerated to an earlier date.

Nonassignability

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the 2008 ESPP may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant, other than by will, the laws of descent and distribution, or by designation of a beneficiary as provided in the 2008 ESPP. Any such attempt at assignment, transfer, pledge, or other disposition shall be void and without effect.

Amendment and Termination of the 2008 ESPP

The Board of Directors may, at any time or from time to time, amend or terminate the 2008 ESPP, except that such termination shall not affect options previously granted nor, generally, may any amendment make any change in an option previously granted that adversely affects the rights of any participant. Approval by the Concur stockholders is necessary for any amendment that increases the number of shares issuable under the 2008 ESPP or changes the designation of the employees (or class of employees) eligible for participation in the 2008 ESPP.

The 2008 ESPP will continue until the earlier of termination by the Board of Directors or issuance of all of the shares reserved for issuance under the 2008 ESPP.

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to Concur and participants in the 2008 ESPP. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances.

The 2008 ESPP and the right of participants to make purchases under the 2008 ESPP are intended to qualify under the provisions of Section 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or the purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as follows.

If the shares are sold or disposed of, including by way of gift, at least two years after the offering date (the first day of the offering period during which shares were purchased) and more than one year after the date on which shares were transferred to the employee, and if the price at which the shares were purchased is less than the fair market value of the shares on the offering date, then the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares subject to the option, referred to as the “option price,” or (b) 95% of the fair market value of the shares on the offering date, will be treated as ordinary income to the participant. If the foregoing holding period requirements are met, but the price at which the shares were purchased is not less than the fair market value of the shares on the offering date, then there will be no ordinary income to the participant. The employee’s basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a capital loss for the difference.

If the shares are sold or disposed of before the expiration of the holding periods described above, then the excess of the fair market value of the shares on the date of option exercise over the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss recognized in connection with any such sale or exchange will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

If shares are sold or disposed of before the expiration of the statutory holding periods, Concur is generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition.

The foregoing summary of the effect of federal income taxation upon the participant and Concur with respect to the shares purchased under the 2008 ESPP does not purport to be complete. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax implications of a participant’s death or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.

New Plan Benefits

Eligible employees participate in the 2008 ESPP voluntarily and each such employee determines his or her level of payroll deductions within the guidelines fixed by the 2008 ESPP. Accordingly, future purchases under the 2008 ESPP are not determinable at this time. Non-employee directors are not eligible to participate in the 2008 ESPP. Therefore, such awards have not been included in a table in this proxy statement.

Recommendation of the Board

The Board of Directors recommends a vote FOR the approval of the 2008 Employee Stock Purchase Plan.

PROPOSAL 4

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2009. The Audit Committee requests that the stockholders ratify its selection of Grant Thornton to serve as Concur’s independent registered public accounting firm for fiscal 2009. We expect that one or more representatives of Grant Thornton will be present at the annual meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions.

Prior to the selection of Grant Thornton as Concur’s independent registered public accounting firm for fiscal year 2007, Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the fiscal year ended September 30, 2006. On January 8, 2007, Concur dismissed Deloitte, and the Audit Committee approved such dismissal and the appointment of Grant Thornton. The audit report of Deloitte on the consolidated financial statements of Concur as of and for the year ended September 30, 2006 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on October 1, 2005. The audit report of Deloitte on the effectiveness of internal control over financial reporting as of September 30, 2006 contained an adverse opinion because of the effect of a material weakness related to a deficiency in the controls over changes in accounting principles. The audit report of Deloitte on management’s assessment of internal control over financial reporting as of September 30, 2006 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with Deloitte’s audit for the year ended September 30, 2006 and in the subsequent interim periods through January 8, 2007, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in their reports on financial statements for such years, except that in connection with the 2006 audit, Deloitte and Concur disagreed over the timing of Concur’s initial release of a deferred tax valuation allowance and over the initial Outtask intangible assets valuation analysis, each of which was satisfactorily resolved. The Audit Committee of Concur’s Board of Directors discussed the subject matter of each such disagreement with Deloitte, and Concur has authorized Deloitte to respond fully to the inquiries of Grant Thornton concerning the subject matter of each such disagreement. In connection with Deloitte’s audits for the years ended September 30, 2006 and 2005 and in the subsequent interim periods through January 8, 2007, there have been no reportable events (within the meaning of Item 304(a)(1)(v) of Regulation S-K), except that Deloitte advised Concur of the material weakness referred to above.

Concur has provided Deloitte with a copy of the foregoing disclosures: Deloitte’s letter, dated January 11, 2007, stating whether it agrees with the statements made by Concur in its Current Report on Form 8-K filed with the SEC on January 11, 2007, is attached as Exhibit 16.01 to such Current Report on Form 8-K.

Concur has not consulted with Grant Thornton during its three most recent fiscal years, or during any subsequent interim period, prior to its appointment as auditor regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Concur’s consolidated financial statements, and neither a written report was provided to Concur nor oral advice was provided that Grant Thornton concluded was an important factor considered by Concur in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K).

Independent Auditor’s Services and Fees

During Concur’s fiscal years 2007 and 2008, Grant Thornton served as Concur’s independent auditor. The following table presents fees for services rendered by Grant Thornton during fiscal years 2007 and 2008:

Type of Fees	Fee Amounts Fiscal Year 2007	Fee Amounts Fiscal Year 2008
Audit Fees	$504,728	$815,757
Audit-Related Fees	0	7,648
Tax Fees	81,962	55,006
All Other Fees	0	0

Total	$586,690	$878,411

Audit Fees for fiscal years 2007 and 2008 consist of fees paid to Grant Thornton for: (i) the audit of Concur’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q; (ii) the audit of Concur’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; (iii) the attestation of management’s report on the effectiveness of internal control over financial reporting; and (iv) services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of Concur’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments, and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state and international tax compliance, tax return preparation, and tax audits.

All such services rendered by the independent auditor are permissible under applicable laws and regulations, and were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval policy described below. The Audit Committee has determined that the provision of these services was compatible with maintaining the auditor’s independence.

Audit Committee Pre-Approval Policy

All audit and non-audit services to be performed for Concur by its independent auditor must be pre-approved by the Audit Committee, or a designated member of the Audit Committee, to assure that the provision of such services do not impair the auditor’s independence. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee. Any interim pre-approval of service is required to be reported to the Audit Committee at the next scheduled Audit Committee meeting. The Audit Committee does not delegate its responsibility to pre-approve services performed by the independent auditor to management.

The engagement terms and fees for annual audit services are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other matters. All other audit services not otherwise included in the annual audit services engagement must be specifically pre-approved by the Audit Committee.

Audit-related services are services that are reasonably related to the performance of the audit or review of Concur’s financial statements or traditionally performed by the independent auditor. Examples of audit-related services include employee benefit and compensation plan audits, due diligence related to mergers and acquisitions, attestations by the auditor that are not required by statute or regulation, and consulting on financial accounting/reporting standards. All audit-related services must be specifically pre-approved by the Audit Committee.

The Audit Committee may grant pre-approval of other services that are permissible under applicable laws and regulations and that would not impair the independence of the auditor. All of such permissible services must be specifically pre-approved by the Audit Committee.

Requests or applications for the independent auditor to provide services that require specific approval by the Audit Committee are considered after consultation with management and the auditors. Questions about whether the scope of a proposed service requires specific pre-approval, or is permitted by applicable laws and regulations, are to be referred to the Concur legal department.

Recommendation of the Board

The Board of Directors recommends a vote FOR the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of Concur for fiscal 2009.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented for stockholder action at the annual meeting. However, if other matters do properly come before the meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of Concur common stock, as of January 12, 2009, by:

•	each person known by Concur to own beneficially more than 5% of the outstanding shares;

•	each member of the Board of Directors;

•	each named executive officer identified in the Summary Compensation Table below; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the principal address of each of the stockholders listed below is c/o Concur Technologies, Inc., 18400 N.E. Union Hill Road, Redmond, Washington 98052. To our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable and except as otherwise indicated below. Shares of common stock subject to options that are exercisable on or before March 13, 2009 (within 60 days of January 12, 2009) are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person. To determine the number of shares beneficially owned by persons other than our directors, executive officers and their affiliates (if any), we have relied on beneficial ownership reports filed by such persons with the SEC.

The percentage of outstanding shares beneficially owned as of January 12, 2009 is based on 48,324,101 shares of common stock outstanding on such date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
American Express Travel Related Services Company, Inc.	7,680,000	(1)	15.9%
S. Steven Singh	1,603,011	(2)	3.3%
Rajeev Singh	621,579	(3)	1.3%
Thomas DePasquale	499,721		1.0%
John F. Adair	241,697	(4)	*
Michael L. Eberhard	107,559	(5)	*
William W. Canfield	93,126	(6)	*
Jeffrey T. McCabe	68,250	(7)	*
Gordon Eubanks	73,250	(8)	*
Jeffrey T. Seely	39,959	(9)	*
Randall H. Talbot	0		0%
Edward P. Gilligan	0	(10)	0%
All current directors and executive officers as a group (14 persons)	4,662,228	(11)	9.6%

*	Less than 1%

(1)	American Express Travel Related Services Company, Inc. (“American Express”) stated in its Schedule 13D filed on August 7, 2008 that such shares include 1,280,000 shares of Concur common stock issuable upon exercise of a warrant acquired by American Express pursuant to Securities Purchase Agreement dated July 29, 2008 with Concur. According to the Schedule 13D filing, American Express has sole voting and dispositive power with respect to all such shares. The address of American Express is 200 Vesey Street, New York, New York 10285.

(2)	Includes 579,375 shares subject to options.

(3)	Includes 503,703 shares subject to options.

(4)	Includes 214,080 shares subject to options.

(5)	Includes 103,145 shares subject to options.

(6)	Includes 24,000 shares owned indirectly, as trustee of the William W. Canfield Revocable Trust, which is the direct owner of these shares, and 67,500 shares subject to options.

(7)	Includes 68,250 shares subject to options.

(8)	Includes 70,000 shares subject to options.

(9)	Includes 38,333 shares subject to options.

(10)	Edward P. Gilligan waived compensation, including the receipt of Concur common stock, pursuant to American Express Company internal policy.

(11)	Includes 2,329,390 shares subject to options, including options described in the above footnotes.

EXECUTIVE OFFICERS

The following individuals are our executive officers:

S. Steven Singh, Chief Executive Officer and Chairman of the Board of Directors. For biographical information about Mr. Steven Singh, please see “Proposal 1: Election of Directors.” S. Steven Singh and Rajeev Singh are brothers.

Rajeev Singh, President and Chief Operating Officer. For biographical information about Mr. Singh, please see “Proposal 1: Election of Directors.” Rajeev Singh and S. Steven Singh are brothers.

John F. Adair, Chief Financial Officer. Mr. Adair, age 44, joined Concur in 2000 as Vice President of Finance and Operations and became Chief Financial Officer in that same year. From 1997 to 2000, Mr. Adair served as Controller for PACCAR Financial and PACCAR Leasing, affiliates of PACCAR, Inc., the parent company for Kenworth, Peterbilt, and DAF trucks. From 1993 to 1997, Mr. Adair served as Senior Vice President of Finance for ValliCorp Holdings and ValliWide Bank.

Kyle R. Sugamele, Chief Legal Officer and Corporate Secretary. Mr. Sugamele, age 46, joined Concur in 2000 as its Vice President, General Counsel and Corporate Secretary and became Chief Legal Officer and Corporate Secretary in September 2005. From 1995 to 2000, Mr. Sugamele served as Vice President, General Counsel, and Corporate Secretary at Cellular Technical Services Company, Inc., a provider of software solutions for the wireless telecommunications industry. From 1991 to 1995, Mr. Sugamele practiced law at the firm of Mundt MacGregor LLP in Seattle. Prior to that time, Mr. Sugamele practiced law at the firm of Graham & Dunn PC in Seattle.

Michael W. Hilton, Executive Vice President, Worldwide Marketing. Mr. Hilton, age 44, co-founded Concur in 1993 and served as Concur’s Chief Executive Officer until 1996. He became Concur’s Executive Vice President, Worldwide Marketing in October 2007. Mr. Hilton was a director of Concur from 1993 until July 2008 and served as Chairman of the Board of Directors from 1996 until 1999. Before co-founding Concur, he served as Senior Development Manager at Symantec Corporation, an international technology firm focused on protecting information and computer systems, and as Director of Product Development for Contact Software International, a personal computer software publisher that was acquired by Symantec.

Thomas DePasquale, Executive Vice President, Research and Development. Mr. DePasquale, age 48, joined Concur in January 2006 as its Senior Vice President of Strategy and became Executive Vice President, Research and Development in January 2007. Mr. DePasquale founded Outtask, Inc., a provider of corporate travel and expense management services, in December 2003 and served as its Chief Executive Officer and President from December 2003 until Concur’s acquisition of Outtask, Inc. in January 2006.

Michael L. Eberhard, Executive Vice President, Worldwide Sales and Business Development. Mr. Eberhard, age 43, joined Concur in September 2003 as its Vice President of Large Market Sales, became Executive Vice President, North American Sales in October 2005, and became Executive Vice President, Worldwide Sales and Business Development in September 2007. Prior to joining Concur, Mr. Eberhard held executive and sales leadership positions at Xign Corporation, a provider of electronic invoice presentment and payment services, Ariba Inc., a provider of spend management solutions, PeopleSoft, a provider of enterprise application software, and Dun & Bradstreet Software Services Inc., a distributor of software for financial, human resources, distribution, and manufacturing applications.

Robert Cavanaugh, Executive Vice President, Client Development. Mr. Cavanaugh, age 40, became Executive Vice President, Client Development in October 2007. Prior to that, he served in various roles since joining Concur in 1999, including Executive Vice President, Business Development, Vice President of Business Development, and Senior Director, Consulting Services. Prior to joining Concur, Mr. Cavanaugh held consulting and implementation management positions at Seeker Software and Ceridian Corporation. Mr. Cavanaugh served as an officer in the United States Army Reserve from 1991 to 2001.

EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes Concur’s equity compensation plans as of September 30, 2008:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,304,586	$16.1238	2,367,298
Equity compensation plans not approved by security holders (1)	271,229	$7.8832	500,000

(1)	Under the terms of Concur’s 2008 Employee Stock Purchase Plan, the approval of which will be considered by the stockholders at Concur’s 2009 Annual Meeting of Stockholders, the number of shares reserved for issuance under the 2008 ESPP will be increased automatically on October 1 of each year from 2009 through 2017, by a number of shares equal to one percent of the aggregate shares of common stock outstanding as of the immediately preceding September 30 (but in no event more than 500,000 shares per year). As of January 12, 2009, the aggregate number of shares of common stock reserved for issuance under such plan was 500,000.

Equity Compensation Plans Not Approved By Stockholders

1999 Stock Incentive Plan

In December 1998, the Board of Directors adopted the 1999 Stock Incentive Plan (“1999 Plan”) to grant non-qualified stock options to employees, officers, consultants, independent contractors and advisors of Concur, or any parent or subsidiary of Concur. The 1999 Plan was designed to meet the “broadly based plans” exemption from the stockholder approval requirement for stock option plans under The NASDAQ Stock Market listing requirements that were then in place. Accordingly, we did not seek stockholder approval of the 1999 Plan.

The 1999 Plan terminated upon the adoption of the 2007 Equity Incentive Plan (“2007 Plan”) and, upon the expiration, cancellation, or termination of unexercised options, the shares of Concur’s common stock subject to such options will again be available for the grant of options under the 2007 Plan. Options granted under the 1999 Plan have an exercise price not less than the fair market value of the common stock on the date of grant. They generally become exercisable over a four-year period based on continued service and expire ten years after the grant date, subject to earlier termination in the event of a participant’s termination of service with Concur. Options granted to officers cannot exceed 45% of all shares reserved for grants under the 1999 Plan. Other terms and conditions of the 1999 Plan are substantially the same as in the 1998 Equity Incentive Plan (“1998 Plan”) except that the 1999 Plan does not comply with the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code, and adoption of, and amendments to, the 1999 Plan do not require approval of Concur’s stockholders. As of January 12, 2009, options to purchase an aggregate of 2,066,910 shares of common stock had been granted under the 1999 Plan (of which, options to purchase 599,516 shares had been exercised).

2008 Employee Stock Purchase Plan

On November 21, 2008, Concur’s Board of Directors adopted the 2008 ESPP and reserved 500,000 shares of Concur common stock for issuance thereunder. At the 2009 Annual Meeting, Concur’s stockholders are being asked to ratify the adoption and approve the 2008 ESPP. For additional information regarding the material features of the 2008 ESPP, please see “Proposal 3: Ratification and Approval of the Adoption of the 2008 Employee Stock Purchase Plan” above.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we analyze the material elements of our compensation program for our named executive officers, who are our Chief Executive Officer, Chief Financial Officer, and the three other most-highly compensated executives in a particular year. The “Executive Compensation” section of this proxy statement presents compensation earned by our named executive officers in fiscal year 2008, and our named executive officers are the persons identified in the Summary Compensation Table in this proxy statement. This discussion is intended to provide the context necessary to understand the compensation of these named executive officers, which is detailed in the tables and narratives that follow.

Executive Compensation Philosophy

Our executive compensation program is designed to attract, retain, motivate, and reward talented individuals with the executive experience and skills necessary for us to increase stockholder value by driving long-term growth in revenue and profitability. We seek to provide executive compensation that is competitive with companies that are similar to Concur. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved.

How We Determine Executive Compensation

The Compensation Committee Administers Executive Compensation

Our Board’s Compensation Committee is responsible for oversight of our executive officer compensation program. The Compensation Committee recommends to the Board for approval the form and amount of salary, bonus, and equity-based compensation for executive officers. It also oversees the administration of our equity- and cash-based incentive plans, and addresses other compensation matters as the Board may direct from time to time. The Board makes the final decisions regarding all compensation of our executive officers, based on Compensation Committee recommendations.

The Compensation Committee Reviews Comparable Compensation

In determining the form and amount of salary, bonus, and equity-based compensation for executives, the Compensation Committee reviews compensation data for comparable companies and assesses the historical performance and prospects of those companies relative to Concur’s performance and prospects.

The Compensation Committee established a peer group for executive compensation purposes, consisting of public companies that are software companies or companies that are based on the software-as-a-service business model. For fiscal year 2008, this peer group included publicly-held software companies with annual revenues in the range of $150 million to $250 million and publicly-held software-as-a-service companies with annual revenues in the range of $100 million to $500 million. Both of these ranges were higher than the ranges we used to identify the executive compensation peer group for fiscal year 2007, reflecting our growth. As a result, smaller companies included in the prior peer group were excluded from the fiscal year 2008 peer group, and larger companies excluded from the prior peer group were included in the fiscal year 2008 peer group. Our Chief Executive Officer and other members of management provide input on the selection of peer group companies, but the Compensation Committee makes the final determination of which companies to include. The peer group companies may change from year to year. For fiscal year 2008, our peer group consisted of the following companies:

• Advent Software Inc.	• Midway Games Inc.

• Alloy Inc.	• MTM Technologies, Inc.

• Allscripts Healthcare Solution	• Omniture, Inc.

• Altiris Inc.	• Perficient Inc.

• Blackbaud, Inc.	• QAD Inc.

• Blackboard Inc.	• Quality Systems Inc.

• Blue Coat Systems Inc.	• Radiant Systems Inc.

• Commvault Systems Inc.	• S1 Corporation

• DealerTrack Holdings, Inc.	• Secure Computing Corporation

• Digital Insight Corp.	• Serena Software Inc.

• Epiq Systems Inc.	• Skillsoft Public Limited Co.

• Faro Technologies, Inc.	• Sonicwall Inc.

• Investools Inc.	• Taleo Corporation

• Kenexa Corporation	• TALX Corporation

• L-1 Identity Solutions, Inc.	• Ultimate Software Group, Inc.

• Macrovision Corporation	• Vignette Corporation

• Magma Design Automation Inc.	• WebMethods Inc.

• Manchester Technologies Inc.	• WebSense, Inc.

• Manugistics Group Inc.	• Witness Systems Inc.

• Mapinfo Corporation

For fiscal 2008, the goal of the Compensation Committee and the Board was to provide executive officer compensation generally in alignment with similar positions at comparable companies. However, because Concur’s financial performance for the prior fiscal year, and its expected performance for fiscal year 2008, were significantly better than the median of comparable companies, the Compensation Committee and the Board decided that executives should be afforded opportunities to achieve higher overall compensation through an emphasis on incentive compensation. Accordingly, the Compensation Committee and the Board concluded that, for each named executive officer, base salary should be set at approximately the 50th percentile of base salaries for the comparable position at peer group companies, annual cash incentive compensation (assuming cash incentives are paid out at target levels of performance) should be in the range of the 65th to 75th percentile for the comparable position at peer group companies, and the value of annual equity compensation should be in the range of the 75th to 90th percentile for the comparable position at peer group companies.

Our management provides the Compensation Committee with peer group executive compensation data compiled from public filings. The data is validated and aggregated to produce the percentile information that the Compensation Committee uses to guide determination of target pay for executives.

In determining its recommendations for the appropriate elements and level of executive compensation, the Compensation Committee reviews our existing executive compensation and analyzes the compensation represented by various program elements for similar positions at the peer group companies.

The Compensation Committee Develops Recommendations

In the first quarter of the fiscal year, our Chief Executive Officer reviews the peer group compensation data and makes recommendations to the Compensation Committee on the compensation plans, objectives, and levels for the named executive officers other than himself. He also provides the Compensation Committee with his assessment of each named executive officer’s performance during the preceding year generally, and with specific reference to the objectives previously established by the Compensation Committee and the Board. The Compensation Committee considers the compensation of the Chief Executive Officer outside of his presence. The Compensation Committee then prepares its recommendations to the Board for the base salaries, incentive cash amounts (and performance targets), and equity awards for executive officers for that fiscal year. After the end of each fiscal year, the Compensation Committee reviews actual results relative to the performance objectives for such fiscal year and prepares its recommendations to the Board regarding achievement of those objectives and the payout of incentive cash payments for such fiscal year.

The Board of Directors Makes Compensation Decisions

In the first quarter of the fiscal year, after receiving the recommendations of the Chief Executive Officer and the Compensation Committee, the independent members of the Board of Directors determine the structure of executive officer compensation for the year. The Board also determines whether incentive compensation awards for the prior fiscal year were earned, based on recommendations of the Chief Executive Officer and a report from the Compensation Committee in executive session.

Executive Compensation for Fiscal Year 2008

The key elements of our named executive officer compensation for fiscal year 2008 were:

•	base salaries;

•	annual cash incentive bonuses; and

•	annual equity incentive awards.

The Compensation Committee believes that these elements, which have been used by Concur for many years and are common in the technology industry, are appropriate incentives under our executive compensation program.

Based on recommendations from the Compensation Committee, the Board set base salary at approximately the 50th percentile of base salaries for comparable positions at peer group companies, annual cash incentive compensation (assuming target levels of performance are achieved) in the range of the 65th to 75th percentile of annual cash incentive compensation for comparable positions at peer group companies, and the value of annual equity compensation in the range of the 75th to 90th percentile of equity compensation for comparable positions at peer group companies. The Board set these incentive compensation ranges significantly higher than the median in recognition of the fact that Concur had out-performed its peer group companies and continued performance of this nature should result in above-average total compensation for our executives. However, the Board adjusted certain individual base salaries, annual cash incentive targets, and equity compensation to reflect individual prior-year performance or to accommodate positions for which peer roles were difficult to establish.

Base Salaries

Base salaries are intended to compensate our executive officers for serving as the senior members of our management team, regardless of stockholder returns or our performance relative to our financial objectives. Salaries are also considered an important element of compensation necessary to retain our executive officers in a competitive marketplace.

The Compensation Committee and the Board determined the 50th percentile of base salaries among our peer group for fiscal year 2008 using data from the peer companies’ public filings. In recommending appropriate base salaries for executives in fiscal year 2008, the Compensation Committee considered the peer group data and made subjective assessments of each executive officer’s position, experience, responsibilities, performance and work location. As a result of these considerations, the Compensation Committee recommended and the Board set annual base salaries for our named executive officers that were at approximately the 50th percentile of comparable company data for most of our named executive officers, including our Chief Executive Officer. In one case, an executive officer’s base salary was set at a level significantly higher than the 50th percentile, reflecting his continuing high-value contributions to Concur and our desire to retain his services, and the fact that his duties at Concur are significantly greater than what is typically expected of individuals in similar positions at comparable companies.

Annual Cash Incentives

The Compensation Committee and the Board use annual cash incentives to reward our executives for performance that is aligned with the interests of our stockholders, as measured by annual corporate financial or operational goals set by the Board based on the recommendations of the Compensation Committee and our Chief Executive Officer. Whether a named executive officer receives a bonus under these arrangements, and the amount of that bonus, primarily depends on how well Concur performs relative to the company-wide financial objectives. The Compensation Committee believes that consistently achieving better-than-expected financial results generally drives stockholder value, so it should generally translate into above-market bonuses for our executives. The Board believes that company-wide incentives are appropriate to foster teamwork among the members of our senior management and our entire company to meet our company-wide objectives. As a result, our executives are compensated under the same plan that applies to all employees. Accordingly, under our company-wide annual cash incentive plan, if we achieve results that are below the target level, then our executives receive no bonuses, while results above the target level result in larger bonuses (up to double the target bonus amount).

In determining the amount of target annual cash bonus for each named executive officer, the Compensation Committee considered the comparable data for annual cash incentives (target and actual) from the peer group companies. For fiscal 2008, the Board targeted executive incentive cash compensation in the range of the 65th to 75th percentiles of the peer group data. The Board considered the position, experience, responsibilities, other compensation, and performance of each executive officer, together with the peer group compensation data discussed above, based on the recommendations provided by the Chief Executive Officer and the Compensation Committee. As a result, the on-target annual cash incentive compensation of our named executive officers was approximately the 75th percentile for three executives, including our Chief Executive Officer. It was significantly below the targeted range for two executives, in one case balancing an above-median base salary and in the other case reflecting performance.

For fiscal 2008, the targeted annual cash incentives for our named executive officers (at 100% of target) was approximately 111% of base salary for the Chief Executive Officer, 115% of base salary for the President and Chief Operating Officer, and 50% of base salary for the other named executive officers, except for Mr. Eberhard, who was compensated under a separate cash incentive plan, as described below. The Board established higher incentive compensation levels for the Chief Executive Officer and the Chief Operating Officer, relative to the other named executive officers, because of their respective positions, responsibilities, and contributions to Concur’s performance and the comparative data from the peer group for similar positions.

Based on recommendations from the Chief Executive Officer and the Compensation Committee, the Board selected revenue and non-GAAP pre-tax earnings per share as the company-wide objectives that would determine annual cash bonuses for the named executive officers for fiscal 2008. The Board selected these measures to link bonuses to broad measures of our overall financial performance for the year. Annual cash bonuses could be earned only if both the revenue and non-GAAP pre-tax earnings target objectives were achieved. Higher bonuses could be achieved if the revenue target objective was exceeded, up to a maximum cash bonus for each named executive officer equal to double his target cash bonus if Concur achieved 110% of its revenue target objective and at least 100% of the non-GAAP pre-tax earnings per share objective. The Board set levels for these performance metrics – revenue of $201 million and non-GAAP pre-tax earnings per share of $0.68 – at which the target bonus would be earned, and it set a level (110% of the target objective) at which the maximum bonus would be earned. The Board selected these target levels of revenue and non-GAAP pre-tax earnings per share to align with Concur’s business outlook for fiscal year 2008. For fiscal year 2008, we achieved revenue that was 107.2% of target and non-GAAP pre-tax earnings per share that was 126.5% of target, resulting in our named executive officers earning 168% of their target cash bonus amounts.

For fiscal 2008, Mr. Eberhard, who is our Executive Vice President, Worldwide Sales and Business Development, was compensated under an annual cash incentive program based on sales commissions rather than our company-wide cash incentive program. Because Mr. Eberhard’s position primarily involves responsibility for the revenue-generating efforts by our sales, pre-sales, and business development groups, the Compensation Committee and the Board of Directors believes that it is more appropriate to tie his annual cash incentive to such revenue-generating efforts, rather than to our overall financial performance for the fiscal year. For this reason, Mr. Eberhard is paid a monthly sales commission based on achievement of sales during the relevant monthly period at a fixed commission rate for all sales up to an annual sales target established by Concur for fiscal 2008. To incentivize achievement in excess of such annual sales target, the fixed commission rate is increased by a factor of one and one-half times for all sales in excess of the annual sales target. In calculating the monthly sales commission, the fixed commission rate generally is applied against the value of signed contracts in terms of annualized recurring revenue and one-time fees. Mr. Eberhard’s target sales commissions for fiscal 2008 were approximately equal to his base salary if he achieved his annual sales target for fiscal 2008. There were no minimum or maximum sales commissions that could have been earned by Mr. Eberhard in fiscal 2008.

Equity Incentives

The Compensation Committee and the Board use equity incentive compensation primarily to motivate our executives to pursue strategies that increase stockholder value over the long term, and secondarily to help retain our executive officers. In fiscal year 2008, our equity incentive took the form of grants of restricted stock units under our stockholder-approved 2007 Equity Incentive Plan. Prior to fiscal year 2007, we used stock options as our primary form of equity incentive. Equity awards generally vest over four years, which the Compensation Committee and the Board believe encourages retention of key leadership while aligning their interests with the interest of stockholders with respect to business growth and stock price appreciation.

In determining equity awards for each named executive officer, the Compensation Committee and the Board consider the equity compensation practices of the peer group companies, including stock dilution, and the equity compensation for comparable positions among the peer group companies. For fiscal year 2008, the Compensation Committee and the Board determined a range between the 75th to 90th percentiles of equity compensation among our peer group using data from the peer group companies. In determining equity compensation for fiscal year 2008, the Board considered the position, experience, responsibilities, and performance of the executive, together with peer group equity compensation data, based on the recommendations provided by the Chief Executive Officer and the Compensation Committee.

While the Compensation Committee reviews the realized or unrealized value of prior equity awards, it determines the annual target economic value of equity awards with reference to our peer group benchmark. The Compensation Committee believes that annual equity awards effectively create strong incentives to drive future stockholder return.

Restricted Stock Units. We use restricted stock units to link executive officer compensation directly to the value of our common stock, to increase stockholder value over the long term, and to promote executive officer retention. Our restricted stock units generally vest in four equal annual installments on the anniversary of the grant date, when the executive receives shares with value equivalent to the value of our shares on that date, net of tax withholding. Restricted stock units reward the executive to the extent of the full value of the shares, so the executive earns more compensation if our stock price increases, while being assured of compensation if our stock price stays steady or declines over the period of the award, which helps retain executive officers during times when our stock price declines.

In determining the grants of restricted stock units to named executive officers, the Board considered the current value of our common stock, various stock dilution analyses, equity compensation practices of the peer group companies discussed above, and alternative forms of equity-based incentive compensation (such as stock options). The Board assessed our executive officers’ ownership of shares of our common stock relative to the peer group data, and considered the dilutive impact of equity awards. After these considerations, in fiscal year 2008 the Board granted the named executive officers an aggregate of 122,597 restricted stock units, or approximately 0.25% of our total shares outstanding. The equity incentive compensation grant for our named executive officers in fiscal year 2008 was approximately the 80th percentile of peer group equity incentive compensation for three of our named executive officers, including our Chief Executive Officer. It was significantly below the Board’s target range for two executives, in one case balancing an above-median base salary and in the other case reflecting performance.

Stock Options. Prior to fiscal year 2007, we awarded grants of stock options to link named executive officer compensation to increases in the price of our common stock, which reflects increased stockholder value. All stock options to executive officers were granted with an exercise price equal to or greater than the market price of our stock on the grant date, and typically vest over four years. Stock options therefore compensate our executive officers only if our stock price increases after the date of grant and the executive officer remains employed for the period required for the stock option to become exercisable. The Board considers stock options an effective incentive tool because they motivate named executive officers to increase stockholder value. However, beginning in fiscal year 2007, the Board determined that restricted stock unit awards were preferable because they cause less dilution to stockholders as fewer shares would be issued upon settlement of a restricted stock unit award than upon exercise of a stock option of equivalent value. Accordingly, the Board did not grant any stock options to named executive officers in fiscal year 2008.

Severance and Change-in-Control Agreements

We have no “change-in-control” agreements with our named executive officers that would entitle them to severance benefits in the event of a change in control of Concur, such as a tender offer or merger resulting in Concur being acquired by another company.

Beginning in fiscal year 2008, our grants of restricted stock units to named executive officers provide that all covered unvested shares automatically vest in the event of a change in control of Concur (often referred to as “single-trigger” acceleration). Historically, our restricted stock units and stock options held by named executive officers generally provided that vesting under the award would only accelerate if within 12 months after a change in control the employee’s employment with the successor entity is terminated without cause, or the successor entity effects a material adverse change in the employee’s responsibilities, or the successor entity reduces the employee’s base salary (often referred to as “double-trigger” acceleration). Under these agreements, the term “cause” generally means willfully engaging in gross misconduct that is materially and demonstrably injurious to Concur, a willful act of dishonesty intended to result in substantial gain or personal enrichment at the expense of Concur, or a willful and continued failure to substantially perform duties for Concur or its successor after we (or our successor or the surviving entity) deliver a written demand for substantial performance to the officer provided that this demand specifically identifies how we (or our successor or the surviving entity) believe that the officer has not substantially performed his or her duties.

The Compensation Committee and Board made this change because they believe that retention of our executive officers is particularly important if there is a prospect of a change in control. The Compensation Committee and Board therefore determined, beginning in fiscal year 2008, to include such single-trigger acceleration of vesting provisions in restricted stock unit awards for named executive officers, to encourage them to remain with Concur with minimal distraction over how a change in control might affect them personally. The same single-trigger acceleration is generally provided for in restricted stock units for other employees as well, beginning in fiscal year 2008.

Equity Award Procedures

All restricted stock units and stock options are approved by our Board based on recommendations of the Compensation Committee. The Board approves all individual grants to named executive officers and has delegated to the Chief Executive Officer the authority to make equity awards to non-executive employees, within certain limitations on aggregate grants and specific award terms. All stock options approved by the Board are required to be granted not earlier than the date of approval, and at an exercise price not less than the fair market value of our common stock on the date of grant. Except in the case of a promoted or new executive officer, equity awards to executive officers are typically approved annually when annual grants are made to other key employees.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the amount of compensation for certain highly compensated officers that we may deduct for federal income tax purposes in any one year. The Compensation Committee and Board determined not to limit our executive compensation to amounts that are deductible under Section 162(m). However, in fiscal year 2008, the Compensation Committee granted annual cash-based incentive awards, performance-based restricted stock units, and options that were intended to qualify as “performance-based compensation” within the meaning of Section 162(m) and therefore exempt from the deduction limit.

In particular, the Compensation Committee and Board has granted restricted stock units that were not granted and will not vest based on pre-determined performance objectives meeting the requirements of Section 162(m). Therefore, for each named executive officer, the value of that restricted stock when it vests will count toward the $1,000,000 deductibility limit under Section 162(m). The Compensation Committee and Board determined that restricted stock units are nonetheless a valuable retention tool and important component of the overall compensation program for our named executive officers.

EXECUTIVE COMPENSATION

The following table lists the annual compensation for our Chief Executive Officer, Chief Financial Officer, and the three other most-highly compensated executive officers who served as executive officers as of September 30, 2008 and who received a salary and bonus in excess of $100,000 during fiscal 2008 (collectively, the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation(4) ($)	Total ($)
S. Steven Singh, Chief Executive Officer and Chairman of the Board of Directors	2007	361,875	186,406	231,276	487,500	(1)	480	1,267,537
	2008	431,250	566,373	108,175	837,500	(1)	480	1,943,780

John F. Adair, Chief Financial Officer	2007	230,000	74,320	109,370	172,500	(1)	480	586,670
	2008	248,751	218,317	51,215	213,563	(1)	480	732,326

Rajeev Singh, President and Chief Operating Officer	2007	312,416	159,067	210,197	435,000	(1)	480	1,117,160
	2008	380,000	486,000	98,032	770,500	(1)	480	1,735,012

Michael L. Eberhard, Executive Vice President, Worldwide Sales and Business Development	2007	225,000	88,982	202,106	235,395	(5)	480	751,963
	2008	262,496	365,309	87,742	221,846	(6)	480	937,873

Thomas DePasquale, Executive Vice President, Research and Development	2008	365,257	274,382	0	314,063	(1)	480	954,182

(1)	Reflects amount paid pursuant to our fiscal 2007 or 2008 company-wide bonus plans, as applicable. For a description of these plans as it pertains to the named executive officers, other than Mr. Eberhard, see the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	The amounts in this column represent the amounts that we would have recognized as compensation expense for financial statement reporting purposes for any part of fiscal 2007 or 2008, respectively, in accordance with SFAS 123R in connection with all of the restricted stock unit awards previously issued to the named executive officer without reflecting the estimate for forfeitures related to service-based vesting used for financial statement reporting purposes. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

(3)

The amounts in this column represent the amounts that we would have recognized as compensation expense for financial statement reporting purposes for any part of fiscal 2007 or 2008, respectively, in accordance with SFAS 123R in connection with all of the stock options previously issued to the named executive officer without reflecting the estimate for forfeitures related to service-based vesting used for financial statement reporting purposes. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

(4)	Reflects $480 in life insurance premiums paid by Concur for the benefit of the named executive officer.

(5)	Reflects $235,395 of sales commissions paid pursuant to Mr. Eberhard’s sales commission plan for fiscal 2007. For a description of this plan, see the “Compensation Discussion and Analysis” section of this proxy statement.

(6)	Reflects $221,846 of sales commissions paid pursuant to Mr. Eberhard’s sales commission plan for fiscal 2008. For a description of this plan, see the “Compensation Discussion and Analysis” section of this proxy statement.

Grants of Plan-Based Awards During Fiscal Year

The following table shows all plan-based awards granted to our named executive officers during fiscal year 2008. The restricted stock unit awards are also reported in the “Outstanding Equity Awards at Fiscal Year-End” table in this proxy statement.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)		Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)

S. Steven Singh	1/15/2008	500,000	500,000	1,000,000	37,500	(4)	1,146,375

John F. Adair	1/15/2008	127,500	127,500	255,000	14,286	(4)	436,723

Rajeev Singh	1/15/2008	460,000	460,000	920,000	32,239	(4)	985,546

Michael L. Eberhard	1/15/2008	—	300,000	—	21,429	(4)	655,085

Thomas DePasquale	1/15/2008	187,500	187,500	375,000	17,143	(4)	524,062

(1)	The amounts in this column reflect amounts payable pursuant to our pursuant to our fiscal 2008 company-wide bonus plan, except for amounts payable to Mr. Eberhard pursuant to his sales commission plan for fiscal 2008. For a description of our fiscal 2008 company-wide bonus plan as it pertains to the named executive officers, other than Mr. Eberhard, see the “Compensation Discussion and Analysis” section of this proxy statement. For a description of Mr. Eberhard’s sales commission plan for fiscal 2008, see the “Compensation Discussion and Analysis” section of this proxy statement. There is no minimum or maximum amount that Mr. Eberhard may receive under his sales commission plan.

(2)	The amounts in this column reflect restricted stock units granted during fiscal 2008. For a description of our restricted stock unit awards pertaining to the named executive officers, see the “Compensation Discussion and Analysis” section of this proxy statement. There are no threshold, target, or maximum amounts for these restricted stock unit grants, which vest in accordance with a time-based vesting schedule.

(3)	The amounts in this column represent the grant date fair value, computed in accordance with SFAS 123R, of each restricted stock unit award granted to the named executive officer in fiscal 2008.

(4)	These restricted stock unit awards vest in accordance with a four-year vesting schedule under which 25% of the award vested on January 15, 2009 and 25% of the award will vest on January 15 in each of the next three successive years.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal year 2008. The restricted stock unit awards granted in fiscal year 2008 and their respective grant dates and vesting periods are also reported in the “Grants of Plan-Based Awards During Fiscal Year” table in this proxy statement.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (1) (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)
S. Steven Singh	19,654	—	5.0000	6/9/2010	50,620	1,936,721
	155,346	—	5.0000	6/9/2010
	109,377	—	0.8500	11/9/2011
	40,623	—	0.8500	11/9/2011
	75,000	—	1.7800	10/1/2012
	16,000	—	1.7800	10/1/2012
	2,255	—	11.2000	3/31/2014
	11,745	—	11.2000	3/31/2014
	31,059	4,167	7.8600	1/21/2015
	14,774	—	7.8600	1/21/2015
	3,752	—	11.2000	1/21/2015
	36,248	—	11.2000	1/21/2015
	236	7,156	12.8900	12/29/2015
	51,326	16,282	12.8900	12/29/2015

John F. Adair	8,477	—	5.0000	6/9/2010	19,516	746,682
	17,717	—	1.1094	12/29/2010
	28,519	—	1.4800	6/27/2011
	29,999	—	0.8500	11/9/2011
	21,104	—	1.7800	10/1/2012
	11,556	—	1.7800	10/1/2012
	11,306	—	11.2000	3/31/2014
	2,694	—	11.2000	3/31/2014
	21,301	2,083	7.8600	1/21/2015
	4,889	—	11.2000	1/21/2015
	1,616	—	7.8600	1/21/2015
	25,111	—	11.2000	1/21/2015
	17,157	2,511	12.8900	12/29/2015
	6,906	8,426	12.8900	12/29/2015

Outstanding Equity Awards at Fiscal Year-End (cont.)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (1) (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)
Rajeev Singh	61,412	—	5.0000	6/9/2010	43,435	1,661,823
	112,500	—	1.1094	12/29/2010
	89,375	—	0.8500	11/9/2011
	40,803	—	1.7800	10/1/2012
	34,197	—	1.7800	10/1/2012
	11,556	—	1.7800	10/1/2012
	4,444	—	1.7800	10/1/2012
	3,492	—	11.2000	3/31/2014
	10,508	—	11.2000	3/31/2014
	9,983	—	7.8600	1/21/2015
	16,684	13,333	7.8600	1/21/2015
	3,752	—	11.2000	1/21/2015
	36,248	—	11.2000	1/21/2015
	29,380	30,050	12.8900	12/29/2015
	1,245	9,325	12.8900	12/29/2015

Michael L. Eberhard	32,415	—	12.0400	9/3/2013	30,809	1,178,752
	7,585	—	12.0400	9/3/2013
	10,776	4,430	7.8600	1/21/2015
	8,834	2,187	7.8600	1/21/2015
	0	729	7.8600	1/21/2015
	3,953	569	7.8600	1/21/2015
	0	6,551	12.8900	12/29/2015
	27,500	5,949	12.8900	12/29/2015

Thomas DePasquale					23,511	899,531

(1)	Stock options become exercisable 25% upon the one-year anniversary of the grant date, then in 36 equal monthly installments thereafter.

(2)	Amounts shown are based on the closing per share price of Concur’s common stock on September 30, 2008, which price was $38.26.

Options Exercises and Stock Vested During Fiscal Year

The following table shows all stock options that were exercised and restricted stock units that settled (on a net basis), and the aggregate value that was realized on those exercises or settlements, by each of the named executive officers during fiscal year 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)
S. Steven Singh	100,000	3,270,000	4,170	251,024

John F. Adair	0	0	1,925	100,088

Rajeev Singh	270,253	9,181,924	5,598	214,179

Michael L. Eberhard	31,000	1,074,010	904	54,406

Thomas DePasquale	0	0	2,159	121,820

(1)	Based on the market price on the day of exercise less the option exercise price payable per share.

(2)	The amount acquired reflects the number of restricted stock units that vested on the vesting date, net of tax withholding.

(3)	Based on the market price on the vesting date.

Severance and Change of Control Benefits

Our equity plans provide that the vesting of equity awards for all employees accelerate in the event they are not assumed, continued or substituted by the surviving or acquiring company following specified corporate transactions, including a sale or other disposition of more than 50% of our outstanding securities, a sale or disposition of all or substantially all of our assets, a merger or consolidation after which we are not the surviving corporation, or a merger or consolidation after which we are the surviving corporation, but our outstanding shares are converted into other property.

Since fiscal year 2008, our grants of restricted stock units to named executive officers provide that all covered unvested shares automatically become vested in the event of a change in control of Concur (often referred to as “single-trigger” acceleration). Historically, our restricted stock units and stock options held by named executive officers generally provided that vesting under the award would only accelerate if within 12 months after a change in control the employee’s employment with the successor entity is terminated without cause, or the successor entity effects a material adverse change in the employee’s responsibilities, or the successor entity reduces the employee’s base salary (often referred to as “double-trigger” acceleration). Under these agreements, the term “cause” generally means willfully engaging in gross misconduct that is materially and demonstrably injurious to Concur, a willful act of dishonesty intended to result in substantial gain or personal enrichment at the expense of Concur, or a willful and continued failure to substantially perform duties for Concur or its successor after we (or our successor or the surviving entity) deliver a written demand for substantial performance to the executive officer provided that this demand specifically identifies how we (or our successor or the surviving entity) believe that the executive officer has not substantially performed his or her duties.

The table below presents estimated payments and benefits that would have been provided to each of our named executive officers assuming their respective terminations as of September 30, 2008. In addition to the benefits described in the table below, upon termination of employment the named executive officers may also be eligible for other benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and 401(k) benefits.

	S. Steven Singh	John F. Adair	Rajeev Singh	Michael L. Eberhard	Thomas DePasquale
Termination after Change of Control:
Severance	$—	$—	$—	$—	$—
Acceleration of unvested restricted stock units as of September 30, 2008 (1)	$1,936,721	$746,682	$1,661,823	$1,178,752	$899,531
Acceleration of unvested options as of September 30, 2007 (1)	$1,056,167	$498,145	$964,458	$781,078	$—

Total	$2,992,888	$1,244,827	$2,626,281	$1,959,830	$899,531

Voluntary Retirement:
	—	—	—	—	—

Involuntary Termination:
	—	—	—	—	—

(1)	Amounts shown represent acceleration of vesting triggered by termination event after a change of control based on $38.26 per share, which was the closing price of our common stock on September 30, 2008.

COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of Concur’s previous filings under the Securities Act of 1933, and the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report and Audit Committee Report, shall not be incorporated by reference in any such filings.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with Concur’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE

William W. Canfield
Gordon Eubanks
Randall H. Talbot

Audit Committee Report

The Audit Committee of the Board of Directors has reviewed and discussed with management and the independent auditor the audited consolidated financial statements of Concur as of and for the fiscal year ended September 30, 2008.

The Audit Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61, entitled “Communication with Audit Committees,” as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent auditor and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee approved the inclusion of the audited consolidated financial statements referred to above in Concur’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 filed with the United States Securities and Exchange Commission.

AUDIT COMMITTEE

Jeffrey T. Seely
Jeffrey T. McCabe
Gordon Eubanks

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for review, approval, or ratification of “related-person transactions” between Concur or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year, and the immediate family members of these persons. Concur has adopted procedures that apply to any transaction or series of transactions in which Concur or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. Potential transactions involving related persons are reviewed by Concur’s disclosure controls committee. The disclosure controls committee considers whether a transaction may constitute a “related-person transaction” and, if so, any such transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether any such transaction constitutes a “related-person transaction” and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. There were no “related person transactions” identified in fiscal 2008. In January 2009, Concur invested in a private company of which Thomas DePasquale, our Executive Vice President, Research and Development, is a shareholder and chairman of the board of directors. This transaction was approved by our Board of Directors. Concur invested $4.0 million to acquire shares of preferred stock of the private company and a warrant to purchase an additional $2.0 million worth of preferred stock. Mr. DePasquale did not receive any fee, commission, or other payment in connection with this transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, Concur’s directors and officers, and any persons who own more than 10% of Concur’s common stock, are required under Section 16(a) of the Securities Exchange Act of 1934 to file initial reports of ownership and reports of changes in ownership with the SEC. Specific due dates have been established by the SEC, and Concur is required to disclose in this proxy statement any failure to file by those dates. Based solely upon its review of the copies of such reports for fiscal year 2008 as furnished to Concur and written representations from Concur’s directors and officers, Concur believes that all directors, officers, and greater-than-10% beneficial owners have made all required Section 16(a) filings on a timely basis for such fiscal year.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all directors, officers, and employees of Concur, as required by applicable securities laws and the rules of the SEC and listing standards of The NASDAQ Stock Market. A copy of the Code of Business Conduct and Ethics is posted on our Internet website at www.concur.com.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholder proposals intended to be presented at Concur’s 2010 Annual Meeting of Stockholders must be received by Concur at its principal executive offices no later than October 2, 2009, in order to be included in Concur’s proxy materials relating to that meeting. Stockholders wishing to bring a proposal before the 2010 Annual Meeting of Stockholders (but not include it in Concur’s proxy materials) must provide such proposal in writing to Concur no later than January 10, 2010, nor earlier than December 11, 2009, to the attention of Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052. In addition, stockholders must comply with the procedural requirements in Concur’s bylaws, a copy of which may be obtained from Concur. Concur’s bylaws are also on file with the SEC.

STOCKHOLDER COMMUNICATIONS

We do not have a formal process by which stockholders may communicate directly with members of our Board of Directors. We believe that an informal process, in which any communication sent to the Board of Directors in care of the Chief Executive Officer, Corporate Secretary, or other executive officer of Concur is generally to be forwarded to the Board of Directors, serves the needs of the Board and our stockholders. All stockholder communications that are received by executive officers for the Board’s attention are forwarded to the Board. In view of SEC disclosure requirements relating to this issue, the Nominating and Corporate Governance Committee may in the future consider adoption of more specific procedures. Until such other procedures are adopted and posted on our Internet website at www.concur.com, any communications to the Board of Directors should be sent to it in care of Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052. In addition, copies of Concur’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC, are available without charge. For copies of those reports, and for further information about Concur, contact Investor Relations, 18400 N.E. Union Hill Road, Redmond, Washington 98052 or visit our Internet website a www.concur.com.

By Order of the Board of Directors of Concur Technologies, Inc.

S. Steven Singh
Chief Executive Officer and Chairman of the Board

ANNUAL INFORMATION

The following information is provided pursuant to Rule 14a-3 under the Securities Exchange Act of 1934. Other information required under such rule is included in this proxy statement and in our Annual Report on Form 10-K that is distributed with this proxy statement.

Market Information

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CNQR.” The following table sets forth the range of the high and low closing prices by quarter as reported on the NASDAQ National Market for the year ended September 30, 2008.

	Fiscal year ended September 30, 2008		Fiscal year ended September 30, 2007
	High	Low	High	Low
First Quarter	$39.35	$30.27	$16.64	$14.16
Second Quarter	$37.90	$25.67	$17.95	$14.49
Third Quarter	$38.73	$28.21	$22.85	$17.19
Fourth Quarter	$48.45	$29.23	$32.57	$22.13

Stock Performance Graph

General

The following graph compares (i) the cumulative total stockholder return on the common stock from September 30, 2003 to September 30, 2008 (measured by the difference between closing prices on each such date) with (ii) the cumulative total return of the NASDAQ National Market Index and the NASDAQ Computer Index over the same period, assuming the investment of $100 in the common stock and in both of the other indices on September 30, 2003, and reinvestment of all dividends.

Comparison of Cumulative Total Return

	September 30, 2003	September 30, 2004	September 30, 2005	September 30, 2006	September 30, 2007	September 30, 2008
Concur Technologies	$100.00	$89.35	$105.37	$123.94	$268.48	$325.89
NASDAQ National Market Index	$100.00	$106.23	$121.26	$127.87	$151.34	$119.32
NASDAQ Computer & Data Processing Index	$100.00	$101.50	$116.34	$127.66	$152.71	$127.28

Attachment 1

CONCUR TECHNOLOGIES, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

1. Establishment of Plan. Concur Technologies, Inc. (the “Company”) proposes to grant options for purchase of the Company’s Common Stock to eligible employees of the Company and its Participating Companies (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this “Plan”). For purposes of this Plan, “Parent Corporation” and “Subsidiary” shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). “Participating Companies” are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the “Board”) designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of 500,000 shares of the Company’s Common Stock is initially reserved for issuance under this Plan. In addition, on each October 1 (commencing with October 1, 2009 and ending with October 1, 2017), the aggregate number of shares of the Company’s Common Stock reserved for issuance under the Plan shall be increased automatically by a number of shares equal to one percent (1%) of the total outstanding shares of the Company as of the immediately preceding September 30; provided that such increase shall in no event exceed 500,000 shares per year. Such number shall be subject to adjustments effected in accordance with Section 14 of this Plan.

2. Purpose. The purpose of this Plan is to provide eligible employees of the Company and Participating Companies with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Companies, and to provide an incentive for continued employment.

3. Administration. This Plan shall be administered by the Compensation Committee of the Board (the “Committee”). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

4. Eligibility. Any employee of the Company or the Participating Companies is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

(a) employees who are not employed by the Company or a Participating Company (10) days before the beginning of such Offering Period;

(b) employees who are customarily employed for twenty (20) hours or less per week;

(c) employees who are customarily employed for five (5) months or less in a calendar year;

(d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Companies or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Companies; and

(e) individuals who provide services to the Company or any of its Participating Companies as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

5. Offering Dates. The offering periods of this Plan (each, an “Offering Period”) generally shall be of three (3) months duration commencing on February 1 (excluding February 1, 2009) May 1, August 1, and November 1 of each year and ending on the business day immediately preceding the start of the next Offering Period. The first such Offering Period under the preceding sentence shall commence on May 1, 2009. An Offering Period shall also commence on the later of the date this Plan is adopted by the Board and November 26, 2008 (the “Initial Offering Period”). The Initial Offering Period shall end on April 30, 2009. Each Offering Period shall consist of one (1) purchase period (a “Purchase Period”) during which payroll deductions of the participants are accumulated under this Plan. The first business day of each Offering Period is referred to as the “Offering Date”. The last business day of each Purchase Period is referred to as the “Purchase Date”. The Committee shall have the power to change the duration of subsequent Offering Periods in its sole discretion, but no Offering Period shall be longer than twenty-seven (27) months unless permitted under Section 423 of the Code.

6. Participation in this Plan. Eligible employees may become participants in an Offering Period under this Plan on that Offering Period’s Offering Date after satisfying the eligibility requirements by delivering a subscription agreement to the Company’s treasury department (the “Treasury Department”) not later than five (5) days before such Offering Date. Notwithstanding the foregoing, the Committee may set a later time for filing the subscription agreement authorizing payroll deductions for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver a subscription agreement to the Treasury Department by such date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing a subscription agreement with the Treasury Department not later than five (5) days preceding a subsequent Offering Date. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the immediately succeeding Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan. An eligible employee may not participate in more than one Offering Period at a time. Notwithstanding the foregoing, for the Initial Offering Period all eligible employees shall automatically be enrolled, with the opportunity to elect contribution percentages and to withdraw as provided in the Plan.

7. Grant of Option. On the Offering Date of each Offering Period each eligible employee who is enrolled in this Plan with respect to such Offering Period will receive a grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company determined by dividing (a) the amount accumulated in such employee’s payroll deduction account during such Purchase Period by (b) ninety-five percent (95%) of the fair market value of a share of the Company’s Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company’s Common Stock), provided, however, that the number of shares of the Company’s Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 10(c) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 10(b) below with respect to the applicable Purchase Date. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 8 below.

8. Purchase Price. The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be ninety-five percent (95%) of the fair market value on the Purchase Date. For purposes of this Plan, the term “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

(b) if such Common Stock is publicly traded but is not listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

(c) if none of the foregoing is applicable, by the Board in good faith.

9. Payment Of Purchase Price; Changes In Payroll Deductions; Issuance Of Shares.

(a) The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant’s compensation in one percent (1%) increments not less than two percent (2%), nor greater than fifteen percent (15%) or such lower limit set by the Committee. Compensation shall mean all W-2 cash compensation, including, but not limited to, base salary, wages, commissions, overtime, shift premiums and bonuses, plus draws against commissions, provided, however, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan. Notwithstanding the foregoing, with respect to the Initial Offering Period contributions shall not commence with respect to a participant until the date on which an effective registration statement for shares reserved under the Plan is on file with the SEC. For any Offering Period, but subject to Section 19 of the Plan and the requirements of Section 423 of the Code, the Company may, but need not, permit all participants to also make contributions by check, by such uniformly applied deadline as the Company shall announce at the time.

(b) A participant may increase or decrease the rate of payroll deductions during an Offering Period by filing with the Treasury Department a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than fifteen (15) days after the Treasury Department’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Purchase Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Treasury Department a new authorization for payroll deductions not later than fifteen (15) days before the beginning of such Offering Period.

(c) A participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Treasury Department a request for cessation of payroll deductions. Such reduction shall be effective beginning with the next payroll period commencing more than fifteen (15) days after the Treasury Department’s receipt of the request and no further payroll deductions will be made for the duration of the Offering Period. Payroll deductions credited to the participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock of the Company in accordance with Section (e) below. A participant may not resume making payroll deductions during the Offering Period in which he or she reduced his or her payroll deductions to zero.

(d) All contributions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the contributions. All contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such contributions.

(e) On each Purchase Date, so long as this Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all contributions accumulated in the account maintained on behalf of the participant as of that date returned to the participant, the Company shall apply the funds then in the participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any cash remaining in a participant’s account after such purchase of shares shall be refunded to such participant in cash, without interest; provided, however that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock of the Company shall be carried forward, without interest, into the next Purchase Period or Offering Period, as the case may be. In the event that this Plan has been over-subscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f) As promptly as practicable after the Purchase Date, the Company shall issue shares for the participant’s benefit representing the shares purchased upon exercise of his or her option.

(g) During a participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

10. Limitations on Shares to be Purchased.

(a) No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan. The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

(b) On any single Purchase Date, a participant may not purchase more than two hundred percent (200%) of the number of shares such participant could have purchased if the purchase price were ninety-five percent (95%) of the fair market value of a share of the Company’s Common Stock on the Offering Date.

(c) No participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than thirty (30) days prior to the commencement of any Offering Period, the Committee may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the “Maximum Share Amount”). Until otherwise determined by the Committee, there shall be no Maximum Share Amount. In no event shall the Maximum Share Amount exceed the amounts permitted under Section 10(b) above. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

(d) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected.

(e) Any contributions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest.

11. Withdrawal.

(a) Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Treasury Department a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time at least fifteen (15) days prior to the end of an Offering Period.

(b) Upon withdrawal from this Plan, the accumulated contributions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 6 above for initial participation in this Plan.

12. Termination of Employment. Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Company, immediately terminates his or her participation in this Plan. In such event, the contributions credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Company in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

13. Return of Contributions. In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the participant all contributions credited to such participant’s account. No interest shall accrue on the contributions of a participant in this Plan.

14. Capital Changes. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under this Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of any consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the

Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, the Plan will continue with regard to Offering Periods that commenced prior to the closing of the proposed transaction and shares will be purchased based on the Fair Market Value of the surviving corporation’s stock on each Purchase Date, except the Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of the day prior to the day on which such transaction is consummated and such day shall be the Purchase Date under all then-ongoing Offering Periods.

The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, or in the event of the Company being consolidated with or merged into any other corporation.

15. Nonassignability. Neither contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16. Reports. Individual accounts will be maintained for each participant in this Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total contributions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

17. Notice of Disposition. Each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18. No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Company, or restrict the right of the Company or any Participating Company to terminate such employee’s employment.

19. Equal Rights And Privileges. All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in this Plan.

20. Notices. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Term; Stockholder Approval. After this Plan is adopted by the Board, this Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares pursuant to this Plan shall occur prior to such stockholder approval. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), or (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan.

22. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to the end of a Purchase Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to a Purchase Date.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23. Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24. Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Washington.

25. Amendment or Termination of this Plan. The Board may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 21 above within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would:

(a) increase the number of shares that may be issued under this Plan; or

(b) change the designation of the employees (or class of employees) eligible for participation in this Plan.

Notwithstanding the foregoing, the Board may make such amendments to the Plan as the Board determines to be advisable, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.

Concur

18400 NE UNION HILL ROAD REDMOND, WA 98052

ATTN: LEGAL DEPT./CORPORATE SECRETARY

There are three ways to vote your Proxy:

Your telephone or Internet vote authorizes the Named Proxies to vote in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE-TOLL FREE-1-800-690-6903 QUICK *** EASY *** IMMEDIATE

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on March 10, 2009.

Have your proxy card in hand when you call and follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET-www.proxyvote.com QUICK *** EASY *** IMMEDIATE

Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on March 10, 2009.

Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Concur Technologies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Phone or Internet, please do not mail your Proxy Card

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CONCU1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONCUR TECHNOLOGIES, INC.

For Withhold For All All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors unanimously recommends a vote “FOR” the Board of Director nominees and Proposals 2, 3 and 4.

1. Proposal 1-Election of Directors; Class I Nominees: 01) S. Steven Singh 02) Jeffrey T. Seely 03) Randall H. Talbot

2. Proposal 2-Amendment of Certificate of Incorporation

3. Proposal 3-Adoption of 2008 Employee Stock Purchase Plan

4. Proposal 4-Ratification of Independent Public Accounting Firm

For Against Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please sign exactly as your name(s) appear(s) on this proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

CONCUR TECHNOLOGIES, INC. ANNUAL MEETING OF STOCKHOLDERS

Wednesday, March 11, 2009, 11:00 a.m.

Harbor Club, 777 108th Avenue Northeast, Bellevue, WA

IMPORTANT NOTICE REGARDING

DELIVERY OF STOCKHOLDER DOCUMENTS

The Securities and Exchange Commission has adopted rules that permit companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more investors sharing the same address, subject to certain conditions. The “householding” rules will provide greater convenience for investors and cost savings for companies by reducing the number of duplicate documents that investors receive.

Implementation and Consent

Unless we receive contrary instructions, if you have the same last name or are a member of the same family as any other investor who shares the same address, your household will receive only one copy of our proxy statement and other disclosure documents, although you will receive a separate proxy card for each investor in the household. This program began January 1, 2004.

Withholding Consent

If you wish to continue receiving separate proxy statements for each household account, you must check the appropriate box on the reverse side of this proxy card.

Revoking and Duration of Consent

If you choose to revoke your consent to the householding program at a future date, you may do so by writing to Corporate Secretary, 18400 NE Union Hill Road, Redmond, WA 98052. We will remove you from the householding program within 30 days of receipt of your revocation of your consent. If we do not receive instructions from you to discontinue householding, your proxy materials will continue to be “househeld” until we notify you otherwise. However, if at any time you would like a separate copy of the annual report or proxy statement, please write us at the address shown above, and we will deliver it promptly.

We encourage your participation in this program. It not only allows us to reduce costs, but is more environmentally friendly by reducing the unnecessary use of materials.

January 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The notice and proxy statement and annual report to stockholders are available at www.proxyvote.com.

Please detach here

18400 NE Union Hill Road Redmond, WA 98052

This proxy is solicited by the Board of Directors of Concur Technologies, Inc. for use at the Annual Meeting of Stockholders on March 11, 2009.

This proxy will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the Board of Director nominees and Proposals 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint S. Steven Singh and Kyle R. Sugamele (the “Named Proxies”), and each of them, with full power of substitution, to vote on the matters shown on the reverse side and, in their discretion, on any other matters which may properly come before the Annual Meeting and all adjournments and postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(See above for voting instructions)